EXHIBIT 5.1



Bockenheimer Landstrasse 20 - 60323 Frankfurt am Main

CONFIDENTIAL
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AIXTRON AG
Kackertstr. 15-17

52072 Aachen


May 10, 2006



Ladies and Gentlemen:

White & Case LLP, Frankfurt (Germany), has been appointed as Legal Counsel for AIXTRON AG, a stock corporation organized under the laws of the Federal Republic of Germany (the "Company"). We are familiar with the AIXTRON AG 2002 Incentive Stock Option Plan (the "Plan") and the respective resolution of the shareholders of the Company dated May 22, 2002 about the creation of contingent capital (bedingtes Kapital pursuant to Sec. 192 German Stock Corporation Act = AktG) for the singular or repeated granting of subscription rights ("Options") under the Plan and subsequent sub-plans to members of the executive board of the Company, members of the management of affiliated companies as well as employees of the Company. Under the Plan Options may be granted also to employees of the Company's subsidiaries in the United States. Upon exercise of the Options the beneficiaries may acquire ordinary shares of the Company ("Shares") subject to the terms and conditions of the Plan and the aforementioned shareholder resolution.

1. In connection with the opinion expressed below, we have examined originals and/or (certified) copies of:

     (i) The resolution about the creation of contingent capital as approved by the shareholders of the Company at the annual general meeting of the shareholders of the Company held on May 22, 2002 under TOP 13 ("Resolution");

     (ii) The terms and conditions of the Plan and subsequent sub-plans (i.e. the sub-plans 2003 and 2004, "Sub-plans") as approved by the Executive Board and the Supervisory Board of the Company respectively including the relevant board minutes;

     (iii) A signed copy of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the Plan and the Sub-plans (all of which are attached
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thereto as exhibits) which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the "Commission") on the date or immediately following the date hereof;

     (iv) The Articles of Association (Satzung) of the Company dated April 28, 2006;

     (v) The excerpt of the commercial register in Aachen (Germany) (Handelsregisterauszug) of the Company dated April 28, 2006; and

     (vi) The global share certificate underlying the contingent capital allowing the Company upon exercise of Options to issue up to 3,511,495 Shares; and

     (vii) Such other documents as we have deemed necessary or appropriate as a basis for the opinion expressed below.

2. In rendering the opinion expressed below, we have relied, without independent verification, upon the following assumptions:

     (i) the authenticity of all documents submitted to us as originals or certified copies;

     (ii) the conformity with their respective original documents of all documents submitted to us as photocopies and the authenticity of the originals of such photocopied documents;

     (iii) the genuineness of all signatures on all documents submitted to us;

     (iv) that any natural person signing any agreement, instrument or other document was legally competent at the time of execution;

     (v) that any natural person signing any agreement, instrument or other document not on its own behalf but for and on behalf of another natural or legal person has validly and enforceably bound such natural or legal person to the respective agreement, instrument or other document; and

     (vi) that the Registration Statement will have become effective under the Securities Act.

3.   The opinion expressed below is subject to the following limitations:

     (i) The opinion is subject to the laws of the Federal Republic of Germany, and we express no opinion as to the laws of any other jurisdiction other than the laws of the Federal Republic of Germany;

     (ii) The opinion is based on facts existing on the date hereof of which we are aware and shall not be deemed to relate to facts and conditions prevailing, or laws and regulations in effect, at any time after the date hereof; and

     (iii) This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to White & Case LLP, Frankfurt (Germany), under the caption "Item 5. Interests of Named Experts and Counsel," in the Registration Statement. In giving this consent, We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

4. Based on the foregoing, and subject to the assumptions and limitations described above and further assuming that future grants of Options under the Plan will be made in conformity with the Resolution approved by the Company's shareholders on May 22, 2002 and the terms and conditions of the Plan and subsequent sub-plans, we are of the opinion that when issued in accordance with the Plan and the Resolution, the Shares will have been duly authorized and validly issued, fully paid and non-assessable.



                          Very truly yours,


                          /s/ Markus Hauptmann
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                          Markus Hauptmann
                          Rechtsanwalt